LIONBRIDGE ACQUIRES MIDWEST-BASED TECHNICAL ENGINEERING SERVICES FIRM, PRODUCTIVE RESOURCES

Market Leader in Technical Documentation for Global Manufacturers Augments Lionbridge End Market
Diversification, Brings New Value to Clients’ Global Content Lifecycle

WALTHAM, Mass. – June 04, 2012 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that it has acquired Indiana-based Productive Resources, LLC., (PRI), a privately-held provider of outsourced technical engineering, documentation and drafting solutions, for approximately $12 million, net of cash. The addition of PRI will address growing demand for integrated solutions that enable organizations to effectively author, illustrate and translate their content and technical documentation.

With recurring, multi-year contracts with clients in the manufacturing and industrial sectors, PRI provides Lionbridge well-established operations in the Midwestern region of the US. The acquisition also expands the Company’s delivery model for addressing all aspects of client’s global content lifecycle, including drafting, illustration, documentation, translation and support.

“As US-based manufacturing organizations continue to grow their export markets, the demand for integrated, global technical engineering services is accelerating,” said Rory Cowan, CEO, Lionbridge. “PRI is the ideal partner for Lionbridge with a proven track record of providing domestically-delivered engineering and documentation solutions that offer clients unparalleled value, knowledge and experience. We will build upon PRI’s skills as we expand relationships with clients in this growing market sector.”

The two companies have several mutual clients, including Rolls Royce, and already have integrated their solutions to support clients’ needs for technical illustration, authoring and translation.

“PRI realizes significant benefits by becoming part of Lionbridge,” said Steve Booher, CEO of PRI. “We gain a powerful worldwide sales channel and a proven global delivery platform to complement our US based operations. Our employees and clients will benefit from becoming part of a larger organization with a global team of program management experts across 26 countries and a broader suite of solutions that span the full lifecycle of global content and technical engineering.”

The Company expects the acquisition will contribute modestly to earnings in 2012 and will be solidly accretive to earnings in 2013 including minimal acquisition and integration costs.

Lionbridge is acquiring PRI for a consideration of approximately $12 million in cash, subject to adjustments for closing working capital, cash positions and other customary post-closing events. The consideration is being satisfied using $10 million of Lionbridge’s existing cash resources and revolving line of credit, as well as a $2 million note payable. PRI had unaudited revenue of $10.7 million for calendar year ending 2011.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of translation and testing solutions. Lionbridge combines global resources with proven program management skills to serve as an outsource partner throughout a client’s product and content lifecycle — from development to translation and testing. Global organizations rely on Lionbridge to increase international market share, speed adoption of products and content and effectively engage customers in local markets worldwide. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expectations for revenue and earnings related to the acquisition of PRI for 2012 and 2013. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; integration expense; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; customer delays or postponements of services;; risks associated with management of growth, transition and integration; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of PRI and benefits realized from the acquisition; risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

Contacts:
Sara Buda
Lionbridge Technologies
sara.buda@lionbridge.com
+1-781-434-6190